Exhibit 99.1

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Wyndham International, Inc. (“Wyndham”) on Form S-4 and in the Proxy Statement/Prospectus of Wyndham, which is part of the Registration Statement, of our opinion dated April 14, 2005 appearing as Appendix D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinion of Morgan Stanley”, “Proposal 1—Adoption of the Recapitalization Agreement and Approval of the Merger—Background of the Recapitalization”, “—Reasons for the Recapitalization”, and “—Opinion of Morgan Stanley” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By: /s/ Guy A Metcalfe

Guy A. Metcalfe

Managing Director

New York, New York

April 29, 2005